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FOR IMMEDIATE RELEASE

           TRADING IN GTS SHARES SUSPENDED ON NEW YORK STOCK EXCHANGE

LONDON - 4 JUNE 2001 - Global TeleSystems, Inc. (GTS) (NYSE: GTS; EASDAQ: GTSG;
Frankfurt: GTS) announced that the New York Stock Exchange (NYSE) has today informed the Company that trading in GTS shares has been suspended on the NYSE due to indications of an "abnormally low selling price" for GTS's common stock. The NYSE also informed the Company that it intends to seek to delist the Company's shares with the Securities and Exchange Commission. GTS does not believe that the NYSE's decision is well founded in the Exchange's rules and is thus immediately appealing the decision. Under NYSE rules, any prospective delisting would be stayed pending resolution of the Company's appeal. In the meantime, the Company will apply for immediate quotation of its shares on the OTC bulletin board.

Robert Amman, GTS's chairman and CEO commented: "The day-to-day operations of the Company, including Ebone, our core business unit and Europe's leading provider of optical IP and broadband services, should not be adversely affected by this development. All relationships with customers, suppliers and employees will continue in the normal course. In this regard, as of 31 May, the Company had Euro288 million in consolidated cash, of which Euro50 million was subsequently used to reduce the outstanding balance of its Euro300 million bank credit facility to Euro150 million. We also do not expect this development to interfere materially with our restructuring plans. Upon completion of the restructuring programme, we will consider various options for the listing of our shares, including listing on a major bourse in Europe, where our operations are based."

GTS CONTACTS
GTS INVESTORS
Jim Shields, Vice President, Investor Relations and Corporate Treasurer
Tel: +44(0)-207-769-8264; Fax: +44(0)-207-769-8068; Email: jim.shields@gts.com

Patti Kelly, Senior Manager, Investor Relations
Tel: +1-703-258-3470; Fax: +1-703-258-3402; Email: patti.kelly@gts.com

GTS MEDIA
Glenn Manoff, Vice President, Communications
Tel: +44-(0)-207-769-8290; Fax: +44-(0)-207-769-8084; Email:
glenn.manoff@gts.com

THIS PRESS RELEASE MAY INCLUDE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTY. ALTHOUGH THE COMPANY BELIEVES ITS EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, NO ASSURANCE CAN BE GIVEN THAT SUCH PROJECTIONS WILL BE FULFILLED. ANY SUCH FORWARD-LOOKING STATEMENT MUST BE CONSIDERED ALONG WITH KNOWLEDGE THAT ACTUAL EVENTS OR RESULTS MAY VARY MATERIALLY FROM SUCH PREDICTIONS DUE TO, AMONG OTHER THINGS, POLITICAL, ECONOMIC OR LEGAL CHANGES IN THE MARKETS IN WHICH GTS DOES BUSINESS, COMPETITIVE DEVELOPMENTS OR RISKS INHERENT IN THE COMPANY'S BUSINESS PLAN. READERS ARE REFERRED TO THE DOCUMENTS FILED BY GTS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION, SPECIFICALLY THE MOST RECENT REPORTS FILED UNDER THE SECURITIES EXCHANGE ACT OF 1934 AND REGISTRATION STATEMENTS FILED PURSUANT TO THE SECURITIES ACT OF 1933, WHICH IDENTIFY IMPORTANT RISK FACTORS.